Exhibit 10.3

INVESTOR RIGHTS AGREEMENT

by and between

THE ELMET GROUP CO.,

and

THE UNITED STATES DEPARTMENT OF WAR

dated as of September 14, 2026

i

Appendixes

Appendix I – Completion

Appendix II − Excluded Subsidiaries

Appendix III – Permitted Activities

Appendix IV – Strategic Transaction

Schedules

Schedule I – Permitted Indebtedness

Schedule II – Joint Ventures

Schedule III – Disqualified Holders

Schedule IV - Right of First Offer (Securities); Preemptive Rights

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of September 14, 2026 by and between The Elmet Group Co., a Delaware corporation (the “Company”), and the United States Department of War (“DOW”).

WHEREAS, as of the date hereof, the DOW subscribed for and purchased from the Company shares of the Company’s Class A Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and the Company issued Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), in each case, pursuant to that certain Investment Agreement, dated as of September 11, 2026, by and between the Company and the DOW (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Investment Agreement”); and

WHEREAS, each of the Company and the DOW desires to provide for the terms with respect to certain matters regarding the relationship among the Company and the DOW Investors (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions; Interpretation.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition” means a transaction or series of transactions resulting in (i) acquisition of a business, division or any material assets of a Person, (ii) record or beneficial ownership of 50% or more of the Equity Securities of a Person or (iii) merger, consolidation or combination of the Company or a Subsidiary with another Person.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person specified; provided, however, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other Affiliates (in each case after giving effect to the transactions contemplated by the Investment Agreement) be deemed to be Affiliates of the DOW Investors or any of their respective Affiliates for purposes of this Agreement.

“Asset Disposition” a sale, transfer or other disposition of property of the Company or a Subsidiary, including any disposition in connection with a sale-leaseback transaction, synthetic lease or statutory division of a limited liability company.

“Borrowing Base” means, as of any date of determination, with respect to borrowings under a credit facility with lenders the majority of which based on commitments are Commercial Lending Institutions, the maximum amount determined or redetermined by the lenders thereunder as the aggregate lending value to be ascribed to the assets of the Company and its Subsidiaries against which such lenders are committed to provide loans or letters of credit to the credit parties thereunder, using customary practices and standards for determining U.S.-based asset-based borrowing base revolving loans and which are generally applied to borrowers in the industry in which the Company operates.

“Breach Event” means a breach by the Company of its obligations pursuant to Section 3, 4(a), 6, 7, 8 and 10 which such breach has continued unremedied, unwaived and uncured for 15 Business Days following the earlier of (a) receipt of written notice by the Company from any DOW Investor of such breach or (b) any executive officer of the Company or its Subsidiaries having actual knowledge of the occurrence of such breach.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions are not open in Washington, D.C. or New York, New York.

“Cash Equivalents” means (i) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 24 months of the date of acquisition; (ii) certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of any Permitted Jurisdiction or any state, province or territory thereof, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications described in clause (ii) above; (iv) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing not more than one year after the date of acquisition; (v) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s; (vi) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (i) through (v) above; (vii) money market funds that (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $500,000,000.

“Certificate of Designations” means the certificate of designations of the Company, dated as of the date hereof.

“Change of Control” shall mean any transaction or series of related transactions pursuant to or as a result of which (i) any Person or group of related Persons in the aggregate, other than any DOW Investor, acquires or holds securities of the Company possessing more than 50% of the outstanding voting power of the Company or the economic interests of the Company; (ii) any sale, transfer, conveyance, license, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis, or exclusive license of all or substantially all of the Intellectual Property or Technology material to the Projects; (iii) the adoption of a plan relating to the liquidation or dissolution of the Company; or (iv) the Common Stock is not listed on NASDAQ or another U.S. national securities exchange.

“Commercial Lending Institution” means commercial banks engaged in lending to borrowers in the industry in which the Company operates in the ordinary course of their respective businesses and includes any investment bank, insurance company, credit union, savings and loan association and any government-owned entity that from time to time extends credit on terms and conditions similar to any of the foregoing, and includes any assignee of any of the foregoing which is not otherwise a Commercial Lending Institution provided the assignee is either an Affiliate of the assigning Commercial Lending Institution or a fund managed or administered by the assigning Commercial Lending Institution or an Affiliate thereof and, in each case, the assigning Commercial Lending Institution shall remain liable for the obligations so assigned.

“Completion” has the meaning set forth on Appendix I attached hereto.

“Consolidated Net Debt” shall mean, at any date, (i) Indebtedness of the Company and its Subsidiaries on such date, minus (ii) Unrestricted Cash on such date in an aggregate amount not to exceed the Threshold Amount.

“Consolidated Total Assets” means the total assets of the Company and its Subsidiaries as reflected on the consolidated balance sheet included in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC.

“Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“Credit Agreement” means Amended and Restated Credit Agreement, dated November 6, 2023, by and between Wells Fargo Bank, Elmet Technologies LLC, H.C. Stark Solutions Coldwater LLC and H.C. Stark Solutions Euclid, LLC.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Disinterested Directors” means with respect to any action, agreement, transaction or other matter, a director who (i) is determined by the Board to be disinterested and independent with respect such action, agreement, transaction or other matter and (ii) does not have a direct or indirect material financial interest in such action, agreement, transaction or other matter, other than an interest (i) held generally by directors, officers or stockholders of the Company as such or (ii) arising solely from such director’s ownership of Equity Securities of the Company or service as a non-employee director of the Company.

“Disqualified Holder” means any Person listed on Schedule III attached hereto; provided that the Board may in good faith update Schedule III on the first day of each Fiscal Year in consultation with the DOW.

“DOW Investors” means, collectively, (i) the DOW and (ii) any DOW Permitted Transferee that owns any Preferred Stock, Common Stock or Warrants.

“DOW Permitted Transferee” means any Qualified Governmental Authority.

“EBITDA” means, with respect to any fiscal period and with respect to the Company and its Subsidiaries determined, in each case, on a consolidated basis in accordance with GAAP and Item 10(e) of Regulation S-K: (i) the consolidated net income (or loss), minus (ii) without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period: (A) unusual or non-recurring gains, and (B) interest income, plus (iii) without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period: (A) non-cash unusual or non-recurring losses, (B) Interest Expense, (C) income taxes, and (D) depreciation and amortization.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” means (i) the occurrence of any Breach Event, (ii) any failure to redeem the outstanding Preferred Stock (including any payment failure in connection therewith) pursuant to the requirements of the Certificate of Designations or (iii) a breach of sections 3 (Rank), 4 (Dividends), 5 (Liquidation), 6 (Voting), 7 (Redemption), 8 (Board Representation), 12 (Share Exchanges and Reclassifications) and 13 (Amendments and Waiver) of the Certificate of Designations or sections 4 (Issuance of Shares; Authorization; Listing), 7 (Transfer/Assignment), 9 (Adjustments to Exercise Price and Number of Shares), 10 (Mandatory Exercise), 11 (Redemption) and 12 (No Impairment) of the Warrants, subject, (x) in the case of clause (i), to a 5-Business Day cure period (or such longer period as expressly set forth in Section 6) or (y) with respect to clause (iii), to a 30-day cure period, in each case following the earlier of (A) receipt of written notice by the Company from any DOW Investor in respect of such breach or (B) any executive officer of the Company or any of its Subsidiaries having actual knowledge of the occurrence of such breach.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means each period of 13 weeks, commencing on or within 7 days of the first day of a Fiscal Year, and consistent with the company’s current fiscal year definition.

“Fiscal Year” means a 52-week, 364-day fiscal year of the Company for accounting and tax purposes, commencing the day following the end of the preceding fiscal year. Company reserves the right to declare a 53-week “stub” year once during each seven-year period to maintain year end dates with proximity to December 31. For purposes of the Company’s consolidated financial statements, those Subsidiaries having a fiscal year end different from that of the Company are consolidated using financial statements for periods that are within three months of the Company’s fiscal year end, with adjustments for material transactions, if any.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Hedge Agreement” means “Hedge Agreement” as defined in the Credit Agreement.

“Indebtedness” means, with respect to any Person, without duplication: (i) any indebtedness (including principal and premium) of such Person, whether or not contingent: (A) in respect of borrowed money; (B) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof); or (C) representing the deferred and unpaid balance of the purchase price of any property due more than twelve months after such property is acquired, except (1) any such balance that constitutes an obligation in respect of a commercial letter of credit, trade and other ordinary-course payables, accrued expenses, and intercompany liabilities, in each case incurred in the ordinary course of business or consistent with industry practice, (2) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable, and (3) accruals for payroll and other liabilities accrued in the ordinary course of business; (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of this definition of a third Person secured by a lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person; provided that Indebtedness shall not include (1) obligations under operating leases or (2) obligations in respect of workers’ compensation claims, self-insurance, and performance, surety, appeal, customs, reclamation or similar bonds incurred in the ordinary course of business.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, and all right, title and interest in and to the following: (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (c) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (d) Software, (e) Internet domain names, (f) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (g) moral rights, and (h) rights of privacy and publicity.

“Interest Expense” means, for any period, the aggregate of the interest expense of the Company for such period, determined on a consolidated basis in accordance with GAAP.

“Law” means all codes, laws, common laws, statutes, governmental authorizations, treaties, ordinances, rules, regulations, orders, writs, judgments or injunctions of any Governmental Authority, including any amendments thereto.

“Material Debt” means (i) Indebtedness or obligations in respect of one or more Hedge Agreements, in each case of any one or more of the Company or its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount and (ii) Indebtedness under (A) the Credit Agreement, (B) the Domestic Working Capital Revolving Loan Facility, dated March 2, 2020 and amended on April 3, 2026, by and between Mega Industries LLC, The Provident Bank and Ferrite Microwave Technologies, LLC, (C) Demand Commercial Line of Credit Agreement, dated April 14, 2025, by and between Auburn Savings Bank FSB, Poly Labs Solar LLC, Peter V. Anania and Elmet Technologies LLC, (D) EXIM Working Capital Guarantee Program Revolving Loan Facility, dated March 2, 2020, by and between Mega Industries LLC and The Provident Bank or (E) any refinancing of the Indebtedness set forth in this subsection (ii).

“Minimum Common Ownership Condition” means that the DOW Investors own at least 25% of the Warrant Shares (whether held as Warrants or Common Stock as of the applicable reference date) held by the DOW Investors as of the date hereof (as adjusted for any subdivision, combination or reverse split of equity, or similar event).

“Minimum Ownership Condition” means that the DOW Investors (a) own any Preferred Stock or (b) satisfy the Minimum Common Ownership Condition.

“Moody’s” means Moody’s Investors Service, Inc.

“NASDAQ” means any of the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.

“New Securities” means any Equity Securities of the Company or any of its Subsidiaries, or any securities containing options or rights to acquire Equity Securities of the Company or any of its Subsidiaries, other than (i) securities issued pro rata to existing equityholders in connection with any split, dividend or recapitalization by the Company or any of its Subsidiaries or (ii) Exempt Issuances.

“Percentage Interest” means, with respect to the DOW Investors at the time of determination, an amount equal to the quotient determined by dividing (i) the number of shares of Common Stock on a fully diluted as-converted basis held by such DOW Investors (including the exercise of any Warrants held by such DOW Investors), by (ii) the aggregate amount of shares of Common Stock then issued and outstanding on a fully diluted as-converted basis (including the exercise of all Warrants then issued and outstanding).

“Permitted Indebtedness” means, without duplication, each of the following: (i) Indebtedness arising under or in connection with the Preferred Stock; (ii) Indebtedness existing on the date hereof listed on Schedule I attached hereto and any Permitted Refinancing thereof, which, for the avoidance of doubt, excludes any Indebtedness under the Credit Agreement or the other facilities described in the definition of “Material Debt;” (iii) Indebtedness incurred under revolving credit, working capital, receivables or supply-chain financing, letter of credit or other bank facilities (including the facilities described in the definition of “Material Debt”) in an aggregate principal amount at any time outstanding not to exceed $100 million, and any Permitted Refinancing thereof; (iv) purchase money Indebtedness and finance or capital lease obligations, and other Indebtedness incurred to finance the acquisition, construction, lease, repair, improvement or expansion of property, plant or equipment (including mining, processing, conversion and manufacturing equipment and facilities and the Projects), in an aggregate principal amount at any time outstanding not to exceed $20 million, and any Permitted Refinancing thereof; (v) Indebtedness owed to, guaranteed by, or supported by, any U.S. Governmental Authority or any U.S. export credit agency pursuant to any governmental loan, grant, guarantee or financing program (including the Defense Production Act (including Title III), and programs of the U.S. Department of Defense, the U.S. Department of War, the U.S. Department of Energy, the U.S. International Development Finance Corporation and the Export-Import Bank of the United States (including the EXIM Working Capital Guarantee Program), and other industrial-base, critical-minerals or defense-related financing programs); (vi) obligations under Hedge Agreements entered into in the ordinary course of business for bona fide hedging purposes (including to manage interest rate, currency exchange or commodity price (including tungsten and other metals and minerals) risk) and not for speculation; (vii) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries and those certain joint ventures enumerated on Schedule II; (viii) Indebtedness in respect of netting services, overdraft protection, cash management, commercial credit or purchasing cards and other treasury or banking arrangements, in each case incurred in the ordinary course of business; (ix) Indebtedness representing the deferred purchase price of property, earn-outs, holdbacks or other obligations incurred in connection with any acquisition or strategic transaction permitted under this Agreement; (x) Indebtedness of the Company or any Subsidiary assumed in connection with, or existing at the time of, any acquisition permitted under this Agreement (so long as such Indebtedness was not incurred in contemplation thereof), and any Permitted Refinancing thereof; (xi) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, unemployment insurance, insurance premium financing and other similar obligations incurred in the ordinary course of business; (xii) guarantees by the Company or any Subsidiary of any Indebtedness otherwise constituting Permitted Indebtedness; and (xiii) Indebtedness under a single credit facility that does not constitute capital markets indebtedness incurred to finance the acquisition, prepayment, deposit, tolling, storage or in-process financing of tungsten raw materials, tungsten concentrates, tungsten oxides and other tungsten intermediates or feedstocks, in an aggregate principal amount up to the greater of (x) $200 million and (y) 105% of the Borrowing Base of such facility, which in no event shall exceed $500 million, including any Permitted Refinancing thereof. For purposes hereof, “Permitted Refinancing” means Indebtedness incurred to refund, refinance, renew, replace, extend or defease Indebtedness, so long as (A) the principal amount thereof is not increased (other than by accrued interest, premiums, fees and expenses and costs of such refinancing), (B) the final stated maturity or weighted average life to maturity is not shortened in any material respect, and (C) such Indebtedness is not secured by additional collateral or guaranteed by additional obligors, in each case other than as otherwise permitted under this Agreement. For the avoidance of doubt, any obligation that does not constitute Indebtedness pursuant to the exclusions set forth in the definition thereof shall not be required to satisfy any basket or limitation set forth in this definition of Permitted Indebtedness.

“Permitted Jurisdiction” means the United States of America, the Commonwealth of Australia, Canada, New Zealand and the United Kingdom of Great Britain and Northern Ireland.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, an unincorporated association or a Governmental Authority or any department, agency or political subdivision thereof.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the Company’s latest financial statements and otherwise reasonably satisfactory to the DOW. EBITDA shall be calculated on a Pro Forma Basis to give effect to any Acquisition or Asset Disposition, in each case, consummated at any time on or after the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event thereof (the “Reference Period”) as if such Acquisition or Asset Disposition had been consummated on the first day of such Reference Period.

“Project IP” means all Intellectual Property and Technology that is owned, developed, conceived, reduced to practice, or acquired by the Company, any of its Subsidiaries or any joint venture, special-purpose vehicle or other entity through which any Project is conducted, in each case, used in connection with or arising out of the Projects.

“Project Manager” means the Project Manager, or Project Managers, as designated from time to time by the Company, who is or are adequately qualified, experienced and trained to oversee the Projects, with the primary responsibility of overseeing the Projects.

“Projects” has the meaning set forth in the Investment Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and the DOW.

“Restricted Entity” means any Person that is, or is owned or controlled, directly or indirectly, by, (i) a Person then appearing upon the “Denied Persons List,” the “Entity List,” or the “Unverified List,” as maintained by the U.S. Department of Commerce; (ii) a Person on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” the “Sectoral Sanctions Identifications List,” the “Non-SDN Chinese Military-Industrial Complex Companies List,” the “Foreign Sanctions Evaders List,” or any similar list of restricted Persons maintained by a Governmental Authority of the United States, including Persons resident in embargoed countries, territories, or regions; (iii) a “foreign entity of concern” as defined by 15 U.S.C. § 4651(8) or 42 U.S.C. § 18741(a)(5) or a “foreign adversary” as defined by 15 CFR § 791.4; (iv) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of (A) any country, territory, or region against which the United States maintains comprehensive economic sanctions or embargos from; (B) The People’s Republic of China; or (C) a country determined to be a country of risk in accordance with U.S. Department of Energy Order DOE O 486.1A(5)(d), as amended, supplemented or replaced from time to time (https://www.energy.gov/science/countries-risk); (v) a Person that the Company knows or reasonably determines is acting or purporting to act, directly or indirectly, on behalf of, or a Person (wherever organized, in the case of an entity) owned or controlled by, any of the Persons listed in sub-clauses (i)-(iv) above, such that the Person is subject to the same prohibitions or restrictions as any of the Persons listed in sub-clauses (i)-(iv) above; or (vi) a Person with whom dealings are expressly prohibited on account of any economic sanctions laws, regulations, or directives, of the United States, if the investment in such Person would knowingly cause the Company to be in violation of such laws, regulations, or directives. With respect to any Person that is a company with a class of securities registered under the Exchange Act (or subject to a comparable non-U.S. reporting regime), for purposes of this definition of Restricted Entity, ownership does not include passive non-controlling beneficial ownership by any single person or any “Group” (as defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) of less than 10% in the aggregate for all such persons or “Groups”; provided, however, that a Person shall cease to be a Restricted Entity at such time as the Person no longer satisfies any of the criteria set forth in clauses (i) through (vi) above (including by reason of removal from the applicable list, termination of the applicable sanctions program or designation, or otherwise).

“S&P” means Standard & Poor’s Financial Services LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Subsidiary” means, with respect to any specified Person, any: (i) corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly, owned by such Person; or (ii) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such partnership, joint venture, association or other entity.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, techniques, know-how, processes, tools, technical data, specifications and research and development, and all tangible and intangible embodiments of the foregoing in any form, in each case owned by the Company or any of its Subsidiaries and used in connection with the Projects.

“Test Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Company ending on or prior to such date.

“Threshold Amount” means $10,000,000.

“Total Net Leverage Ratio” means as of any date, the ratio of (i) Consolidated Net Debt to (ii) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Acquisition or incurrence or repayment of Indebtedness has occurred during the relevant Test Period, the Total Net Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Transfer” means (i) any direct or indirect sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“U.S.” or “United States” means the United States of America.

“Unrestricted Cash” means on any date, the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries on such date.

“Warrant Shares” means the shares of Common Stock underlying the Warrants.

“Warrants” means the Warrants as defined in the Investment Agreement.

TERM	SECTION
2026 Incentive Plan	Section 3(a)(xi)
Affiliate Transaction	Section 3(a)(v)
Audit Committee	Section 2(f)
Agreement	Preamble
Beneficial Ownership Reports	Section 6(b)
Board	Section 2(a)
Common Stock	Recitals
Company	Preamble
Compensation Committee	Section 2(f)
Confidential Information	Section 17(a)
DGCL	Section 2(c)
DOW	Preamble
DOW Board Observer	Section 2(a)
DOW Director	Section 2(a)
DOW Opt-Out Notice	Section 11
Executive Order	Section 17(c)
Exempt Issuances	Section 3(c)(iii)
Federal Law	Section 25

TERM	SECTION
FOIA	Section 17(b)
Information	Section 11
Investment Agreement	Recitals
Issuance Limitation	Section 7(c)
Negotiation Period	Section 8
Plan	Section 66(f)
Preferred Stock	Recitals
Proceeding	Section 17(a)
Product	Section 8
Product Contract	Section 8
Proposed Third-Party Transfer	Section 4(b)
Qualified Governmental Authority	Section 4(a)
Representatives	Section 17(a)
Restricted Entity Event	Section 6(b)
Restricted Payments	Section 3(a)(vii)
Vote Threshold Date	Section 7(d)

Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Exhibit, Annex or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles, Sections and Annexes of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annex referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

2. Board of Directors.

(a) At any time after the DOW Investors no longer own any Preferred Stock but satisfy the Minimum Common Ownership Condition, the DOW shall have the right to (i) designate for nomination to the Company’s board of directors (the “Board”) one independent third-party director (the “DOW Director”) with relevant corporate governance and industry experience who satisfies all requirements applicable to non-employee directors of the Company generally, and (ii) designate one additional representative to attend meetings of the Board (and committees thereof) in a strictly non-voting observer capacity (“DOW Board Observer”) subject to Section 2(b). In the event that DOW Investors transfer any shares of Preferred Stock or Common Stock to a Person (other than a DOW Permitted Transferee) such that, following such transfer, the DOW Investors no longer satisfy the Minimum Common Ownership Condition, the rights set forth in clauses (i) and (ii) above shall automatically terminate and such third-party transferee shall not be entitled to exercise any such rights. From and after the date hereof, and the Company shall take all necessary and desirable actions within its control so that the DOW Director shall be appointed to the Board, including by the Board appointing the DOW Director to fill a vacancy or newly created directorship in the class of directors whose term expires at the next annual meeting of stockholders, pending the DOW Director’s election by the stockholders at such next annual meeting, and the DOW Board Observer shall be designated. Following the appointment of the DOW Director, the Company shall use reasonable best efforts to nominate the DOW Director in the Company’s slate of nominees for election at the next annual meeting of stockholders at which the class of directors in which the DOW Director serves is to be elected, and to provide the same type of recommendation and solicitation support provided to the Company’s other non-management director nominees. Notwithstanding the foregoing, nothing herein shall require the Company to call a special meeting of stockholders to elect the DOW Director.

(b) The DOW Board Observer shall not be a director and shall not have voting rights. The DOW Board Observer shall execute and comply with a customary confidentiality agreement and such other policies and procedures as the Company reasonably requires for Board observers. The Company may withhold any materials from, or exclude the DOW Board Observer from, any meeting or portion thereof if the Board or any committee thereof, in consultation with the Company’s legal counsel, determines in good faith that such withholding or exclusion is necessary or advisable to preserve attorney-client privilege or work-product protection, comply with applicable Law, avoid a conflict of interest, protect competitively sensitive information or comply with confidentiality obligations to third parties.

(c) The removal of the DOW Board Observer shall be only upon the written request of the DOW; provided that the Board may exclude or terminate the rights of the DOW Board Observer if the Board or a committee thereof determines in good faith that such person no longer satisfies the requirements set forth in this Section 2. The DOW Director may be removed in accordance with the Company’s Second Amended and Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware (the “DGCL”). In the event that the DOW Director for any reason ceases to serve as a member of the Board during his or her term of office, then, so long as the Minimum Common Ownership Condition is satisfied, the resulting vacancy on the Board shall be filled by a designee of the DOW Investors.

(d) The DOW Director shall be entitled to advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board under the Company’s organizational documents, the DGCL and any indemnification agreements. Applicable pre-existing director minimum ownership requirements of certain policies of the Board shall be deemed satisfied in respect of the DOW Director, by the shares of Preferred Stock or Warrants (including the Warrant Shares) held by the DOW. The Company acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to the DOW Director are primary and any obligation of the DOW to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the DOW Director are secondary) to the fullest extent permitted by applicable Law and the Company’s organizational documents.

(e) The DOW Director shall comply with the corporate governance principles and practices of the Company as in effect from time to time and applicable to directors generally and shall be subject to the same fiduciary duties under Delaware law as the other members of the Board. The DOW Director shall be entitled to reimbursement of reasonable and documented out-of-pocket expenses in the same manner and to the same extent as the other non-executive members of the Board, subject to the Company’s expense reimbursement policies as in effect from time to time.

(f) The size of the Board shall not exceed nine members and the size of each of the Audit Committee of the Board (the “Audit Committee”) and Compensation Committee of the Board (the “Compensation Committee”) shall not exceed three members, except as otherwise permitted by this Agreement. For so long as the DOW Investors have a right to designate a DOW Director, the Board or any committee thereof shall appoint the DOW Director for membership on the Audit Committee and Compensation Committee if permitted by stock exchange rules and the rules and regulations of the SEC. If the DOW Director is not permitted by stock exchange rules and the rules and regulations of the SEC to be a member of the Audit Committee or the Compensation Committee, the DOW Director shall attend all meetings of the Audit Committee or the Compensation Committee, as applicable, in a strictly non-voting observer capacity be a non-voting observer capacity.

(g) Notwithstanding anything to the contrary in this Section 2, no provision of this Section 2 shall be construed to require the Company, the Board, any committee of the Board or any director or officer to take or refrain from taking any action to the extent such action or inaction would be contrary to the Company’s certificate of incorporation or bylaws, the DGCL, the federal securities laws, applicable stock exchange rules, any applicable stockholder rights plan or similar arrangement, or the fiduciary duties of the directors under Delaware law. The parties acknowledge and agree that this Section 2 is intended to constitute a contract entered into by the Company with one or more current or prospective stockholders or beneficial owners of stock of the Company in their capacity as such under Section 122(18) of the DGCL.

3. Protective Provisions.

(a) For so long as the DOW Investors continue to satisfy the Minimum Ownership Condition, the Company shall not, and shall cause its Subsidiaries to not, take any of the following actions described in this Section 3(a) without the prior written consent of the DOW (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 3(c) or Section 3(e):

(i) with the exception of those Subsidiaries identified on Appendix II, voluntarily liquidate, dissolve or wind-up the Company or any of its Subsidiaries; provided, however, that the foregoing shall not include the liquidation, dissolution or winding up of directly or indirectly wholly-owned Subsidiaries of the Company whose assets are distributed or otherwise transferred (whether by operation of law or otherwise) to the Company or one of its other wholly-owned Subsidiaries;

(ii) amend, alter or repeal any of the provisions of (A) this Agreement or (B) any other governing documents of the Company that adversely alters any of the rights, preferences or privileges of the Preferred Stock (other than in a de minimis, non-economic respect);

(iii) authorize, create or issue (A) any additional Equity Securities of the Company (or any securities convertible into or exercisable for any Equity Securities of the Company), in each case, having rights, preferences or privileges senior to, or in parity with, the Preferred Stock, (B) any Equity Securities of the Company or its Subsidiaries that are mandatorily redeemable or (C) any preferred stock of any Subsidiary of the Company, in each case other than Exempt Issuances;

(iv) increase or decrease the authorized number of directors of the Board (or the number of votes provided to each director);

(v) make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate value in excess of $120,000 unless such Affiliate Transaction is on terms, taken as a whole, that would have been obtained at such time in a comparable transaction by the Company or its Subsidiaries with a person other than an Affiliate of the Company on an arm’s-length basis as approved by a majority of the members of the Board or a majority of the Disinterested Directors; provided that this clause (v) shall not apply to (A) compensation, indemnification, advancement or insurance arrangements for directors, officers, employees or consultants approved by the Board or a committee thereof or (B) transactions solely among the Company and its wholly-owned Subsidiaries;

(vi) sell, assign, license, transfer, abandon, dedicate to the public domain, fail to maintain, prosecute or defend, or otherwise dispose of, any material Technology or Intellectual Property, other than non-exclusive licenses granted to customers, vendors, and business partners (that are not Restricted Entities or non-U.S. Persons) in the ordinary course of business consistent with past practice, and non-exclusive licenses, sublicenses, covenants not to sue, development rights, or escrow arrangements granted in the ordinary course of business consistent with past practice or in connection with strategic, commercial, financing, acquisition, disposition, joint venture or collaboration transactions approved by the Board or a committee thereof, and dispositions, abandonments or failures to maintain, prosecute or defend Intellectual Property or Technology that is not material to any Project;

(vii) declare, pay, or make any (A) dividends or distributions on any Common Stock or other Equity Securities (other than the Preferred Stock), and (B) repurchases, redemptions, or other acquisitions of Common Stock or other Equity Securities (collectively, “Restricted Payments”) (in each case, other than as contemplated by the Plan) unless each of the following conditions is satisfied at the time of, and after giving pro forma effect to, such Restricted Payment: (1) no accrued and unpaid dividends remain outstanding on the Preferred Stock; (2) the Company’s Total Net Leverage Ratio does not exceed 2:00 to 1:00; (3) the aggregate amount of all Restricted Payments made following the date hereof does not exceed $15 million in the aggregate; and (4) no Default or Event of Default has occurred and is continuing; provided that this clause (vii) shall not restrict repurchases or withholding of Equity Securities in connection with the payment of exercise prices or taxes under equity incentive plans approved by the Board or a committee thereof;

(viii) increase or decrease the authorized number of shares of Preferred Stock;

(ix) create, incur, assume, or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(x) except as set forth in Appendix III, make any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is a wholly-owned Subsidiary of the Company following such transaction;

(xi) make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of the 2026 Equity Incentive Plan of the Company (the “2026 Incentive Plan”) or successor employee stock or option plan approved by the Board or an applicable Board committee;

(xii) make any investment inconsistent with any investment policy approved by the Board or an applicable Board committee, as such policy may be amended, modified or waived from time to time by the Board or such committee;

(xiii) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 under the Exchange Act) of any such person involving aggregate value in excess of $120,000, other than transactions constituting compensation, indemnification, advancement or insurance arrangements approved by the Board or a committee thereof;

(xiv) effect any Change of Control; provided that this clause (xiv) shall not prohibit the Board or any committee thereof from (A) considering, evaluating, negotiating, approving, recommending, submitting to stockholders, failing to recommend, changing its recommendation with respect to, or entering into any agreement providing for a Change of Control if the Board or any committee thereof determines in good faith, after consultation with legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the directors under Delaware law, or (B) complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act; or

(xv) enter into any binding agreement with regard to any of the foregoing other than any agreement or that is entered into in accordance with Section 3(e).

(b) In addition to the restrictions set forth in Section 3(a), for so long as the DOW Investors continue to satisfy the Minimum Ownership Condition, until Completion, the Company shall not, and shall cause its Subsidiaries to not, take any of the following actions described in this Section 3(b) without the prior written consent of the DOW, except as set forth in Section 3(c) or Section 3(e):

(i) make any Restricted Payments;

(ii) increase or decrease the authorized number of shares of Common Stock; provided that no consent shall be required for any increase approved by the Board or a committee thereof in connection with an Exempt Issuance;

(iii) incur, assume or guarantee any Indebtedness in excess of the Threshold Amount in the aggregate (excluding existing Indebtedness reflected on the Company’s balance sheet as of July 3, 2026 as set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ending July 3, 2026 and filed with the SEC on August 13, 2026, set forth on Schedule I and ordinary course trade payables);

(iv) hire or terminate or materially modify the compensation or benefits (other than in the ordinary course of annual compensation review) of the Chief Executive Officer or the Project Manager, other than as otherwise permitted by this Agreement and other than any termination, suspension or modification of duties or compensation approved by the Board or a committee thereof in good faith in connection with death, disability, resignation, cause, misconduct, poor performance, legal or regulatory compliance, succession planning, or the best interests of the Company and its stockholders;

(v) increase the size of 2026 Incentive Plan or any equity incentive plan or other management incentive arrangement in effect as of the date hereof, other than as expressly set forth in the terms of the 2026 Incentive Plan or any other equity incentive plan (including, for the avoidance of doubt, any evergreen provision contained therein);

(vi) materially change the principal business of the Company, enter into any new material line of business, or discontinue any existing material line of business, other than in connection with the Projects and their respective Completion;

(vii) except as specifically set forth in Appendix IV hereto, enter into any individual strategic transaction, joint venture, partnership or similar arrangement involving the acquisition, disposition, contribution or transfer of assets with a value in excess of $60.0 million; or

(viii) enter into any binding agreement with regard to any of the foregoing other than any agreement that is entered into in accordance with Section 3(e).

(c) Notwithstanding anything to the contrary in Section 3(a) or Section 3(b), the Company may make the following equity issuances other than to any Restricted Entity, provided, that the Company reasonably and promptly informs the DOW to the extent any such actions would require the DOW’s consent in the absence of this Section 3(c), discusses any such action in good faith with the DOW and provides any additional information regarding such action as reasonably requested by the DOW, subject in each case to applicable Law, confidentiality restrictions, attorney-client privilege, and the fiduciary duties of the directors under Delaware law:

(i) (x) for so long as any Preferred Stock remains outstanding, issuances of Common Stock (or any stock options, restricted stock units or other equity-based incentives that are exercisable for or vest in, as applicable, shares of Common Stock), and (y) thereafter, issuances of any securities, by the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company;

(ii) issuances of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities;

(iii) securities issued as consideration to a third party pursuant to any merger acquisitions or strategic business combination transactions, approved by a majority of the disinterested directors of the Company, provided that (1) such securities are issued as “restricted securities” (as defined in Rule 144 of the Securities Act) or are issued pursuant to an effective registration statement pursuant to the Securities Act, and (2) any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its Subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company as determined by the Board and shall provide to the Company additional benefits;

(iv) securities issued pursuant to stock splits, stock dividends, recapitalizations, reclassifications or similar transactions affecting holders of Common Stock generally on a pro rata basis;

(v) issuances of Equity Securities (or rights to acquire Equity Securities) pursuant to the Plan; and

(vi) securities issued upon conversion, exercise or exchange of the Preferred Stock, the Warrants or any securities issued pursuant to clauses (i) through (iv) above.

The issuances described in clauses (i) through 3(c)(vi) of this Section 3(c) are collectively referred to as “Exempt Issuances.”

(d) For so long as the DOW Investors satisfy the Minimum Ownership Condition, the Company shall, and shall cause each of its Subsidiaries and, to the extent within its control, each joint venture, special-purpose vehicle or other entity through which any Project is conducted to, (i) own or hold valid licensed rights to use all Intellectual Property and Technology material to the Projects; (ii) maintain, prosecute and defend all material registrations and applications included in the Project IP, and use commercially reasonable efforts to preserve the confidentiality of all material trade secrets and know-how included in the Project IP; and (iii) comply in all material respects with all applicable export control and technology-transfer Laws (including the International Traffic in Arms Regulations and the Export Administration Regulations) and not transfer, license or disclose any Project IP or controlled technical data to any non-U.S. person except as authorized under such Law; provided that nothing in this Section 3(d) shall require the Company or any of its Subsidiaries to take any action that the Board, a committee thereof or management acting under authority delegated by the Board determines in good faith would be inconsistent with applicable Law or the fiduciary duties of the directors under Delaware law.

(e) Notwithstanding anything herein to the contrary, no provision of this Section 3 shall be construed to require the Company, the Board or any committee thereof, or any director or officer to take or refrain from taking any action to the extent such action or inaction would be contrary to or inconsistent with applicable Law or the fiduciary duties of the directors under Delaware law.

4. Restrictions on Transfer.

(a) Without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the DOW Investors shall not sell, transfer, assign or otherwise dispose of the Preferred Stock or Warrants, except for any Transfer to any other U.S. federal Governmental Authority, division, department, organization, instrumentality or similar entity or body controlled, directly or indirectly, by the United States that can deliver a valid and duly executed Internal Revenue Service Form W-9 or otherwise demonstrate that it is a “United States person” for U.S. federal income tax purposes (such authority, entity or body, a “Qualified Governmental Authority”). Notwithstanding the foregoing, in no event is the Company required to provide its consent for the sale, transfer, assignment or other disposal of the Preferred Stock or Warrants to any Disqualified Holder or Restricted Entity.

(b) Notwithstanding Section 4(a), while the Minimum Ownership Condition is satisfied, if the DOW Investors propose to sell, transfer, assign or otherwise dispose of any shares of Preferred Stock or Warrants to any Person that is not a Qualified Governmental Authority (a “Proposed Third-Party Transfer”), the DOW Investors shall provide reasonable notice to the Company of the (i) identity of the buyer, (ii) the purchase price and (iii) the number of shares of Preferred Stock or Warrants, as the case may be, subject to the proposed transfer prior to such transaction, and the Company shall, within 30 days of receiving such notification, have the right, but not the obligation, to make a fully financed, binding offer to purchase all (but not less than all) of such securities, which must remain open for at least 180 days. If the Company makes such an offer, the DOW Investors will not consummate a Proposed Third-Party Transfer at a price per equity security less than that offered by the Company during such 180-day window.

(c) Restrictions on Common Stock Issued Upon Exercise of Warrants.

(i) At any time following the exercise of any Warrants, the DOW Investors shall not, directly or indirectly, Transfer any shares of Common Stock (including any Warrant Shares) in a block trade, privately negotiated transaction, or other transaction that is not an open market transaction effected through a national securities exchange in the ordinary course of trading, to any Person that the DOW Investors know or reasonably believe to be a Disqualified Holder or a Restricted Entity.

(ii) For the avoidance of doubt, the restrictions in this Section 4(c) shall not apply to (A) open market transactions effected through a national securities exchange or other established trading market in the ordinary course of trading (other than any transaction that the DOW Investors know is prearranged with a buyer described in this Section 4(c)), (B) any Transfer to a Qualified Governmental Authority, or (C) any Transfer effected pursuant to a registration statement filed under the Securities Act in connection with an underwritten public offering.

5. Drag-Along Rights. If a Change of Control is approved by the Board, subject to Sections 3(a) and 3(b), (a) subject to compliance with clause (b), the DOW Investors shall vote in favor of such Change of Control and refrain from exercising any dissenters’ or appraisal rights and (b) the DOW Investors shall be afforded the option to continue and extend or “roll” their shares of Preferred Stock and Common Stock (including any Warrant Shares) on substantially the same governance, information, access and inspection terms as those set forth in this Agreement (including pursuant to Sections 3 through 8, 11 and 12) and the Certificate of Designations.

6. Restricted Entities.

(a) The Company shall not directly or indirectly trigger any Restricted Entity Event (as defined in Section 6(b) below).

(b) A “Restricted Entity Event” shall be deemed to have occurred if (i) to the Knowledge of the Company, a Restricted Entity, directly or indirectly, owns Equity Securities representing 10% or more of the outstanding Common Stock of the Company, (ii) any Restricted Entity files a statement on Schedule 13D, Schedule 13G, Form 13F, Form 3, Form 4 or any amendments to such schedules or forms (collectively, the “Beneficial Ownership Reports”) with respect to the Company that indicates ownership by such Restricted Entity of Equity Securities representing 10% or more of the outstanding Common Stock of the Company (or makes, or becomes obligated to make, any comparable filing under any comparable non-U.S. reporting regime reflecting beneficial ownership in excess of such threshold), (iii) any Restricted Entity acquires the right to appoint, nominate or designate a member of, or an observer to, the Board, (iv) the Company or any subsidiary thereof enters into any material offtake agreement, supply agreement, technical collaboration, intellectual property licensing agreement, technology agreement, or other material agreement with any Restricted Entity other than any such agreement or transaction with the Persons listed on Schedule II hereto or (v) any Restricted Entity becomes a lender, creditor or guarantor of Indebtedness of the Company or any Subsidiary in an aggregate principal amount exceeding $5,000,000.

(c) For purposes of this Section 6, the beneficial ownership of a Restricted Entity and all of such Restricted Entity’s Affiliates shall be aggregated and treated as a single ownership position of such Restricted Entity; provided, that such aggregation shall only be required to the extent that the Company has Knowledge of such ownership by such Restricted Entity and its Affiliates. The Company shall (i) review and monitor the Beneficial Ownership Reports that are filed with the SEC (and any comparable filings made under any comparable non-U.S. reporting regime) in order to reasonably identify whether any acquiring Person or “group” is a Restricted Entity, (ii) within 50 days after the end of each Fiscal Quarter, deliver to the DOW a written report setting forth, to the Knowledge of the Company, number and percentage of Equity Securities beneficially owned by each such Restricted Entity together with its known Affiliates, in each case including the information reflected in the Beneficial Ownership Reports and other publicly available filings reviewed by the Company pursuant to this Section 6(c), and (iii) provide written notice to the DOW of any Restricted Entity Event promptly, and in any event within two (2) Business Days.

(d) At all times during which a Restricted Entity Event has occurred and is continuing, (i) the Company shall not, and shall cause each subsidiary thereof not to, without the prior written consent of the DOW, (A) enter into any material offtake agreement, supply agreement or technology agreement or terminate or materially amend any such agreement (other than agreements with the Persons listed on Schedule II hereto), (B) issue any new Equity Securities (other than any issuance of Equity Securities (or rights to acquire Equity Securities) pursuant to the Plan) or (C) enter into any joint venture, partnership or similar collaboration arrangement or sell, assign, license, transfer or otherwise dispose of, or encumber, any intellectual property (other than agreements or transactions, as applicable, with the Persons listed on Schedule II hereto), and (ii) the DOW shall have the right to designate one (1) individual to attend all meetings of the Board and each committee thereof in a nonvoting observer capacity and to receive copies of all notices, minutes, consents and other materials that are provided to the members of the Board, at the same time and in the same manner as provided to such members; provided that the DOW shall not have the designation rights pursuant to clause (ii) if the DOW already has the DOW Director or the DOW Board Observer with the right to attend all such meetings of the Board and all committee meetings of the Board.

(e) The rights of the DOW set forth in Section 6(d) shall apply automatically, and shall become effective without any further action by the Company, the Board or any other Person, upon the occurrence of a Restricted Entity Event, and shall continue until, and only until, such time as such Restricted Entity Event is no longer continuing and the Company has provided to the DOW written evidence, reasonably satisfactory to the DOW, that such Restricted Entity Event no longer exists.

(f) The Company shall use its reasonable best efforts to maintain in effect a shareholder rights plan or substantially similar arrangement (the “Plan”) triggered upon any Restricted Entity Event set forth in Section 6(b)(i)-(ii) (which shall be within 15 days of such Restricted Entity Event) (and for the avoidance of doubt, the Plan shall not be required to be triggered upon any Restricted Entity Event set forth in Section 6(b)(iii)-(iv)), and shall not exempt any Restricted Entity under, or waive the application of, such arrangement without the prior written approval of the DOW Investors.

(g) If the Plan is invalidated, enjoined or otherwise rendered unenforceable, in whole or in part, by a court of competent jurisdiction, the Company shall use its reasonable best efforts to amend, replace or otherwise modify the Plan in a manner that would satisfy the requirements or concerns identified by such court or otherwise restore protections substantially equivalent to those contemplated by Section 6(f). During the period in which the Company is using such reasonable best efforts (the “Amendment Period”), any default or breach by the Company of its obligations under this Section 6 that arises as a result of such invalidation, injunction or other determination shall be tolled and shall not constitute a Breach Event or Event of Default. The Amendment Period shall commence on the date of such invalidation, injunction or other determination and shall continue until the earlier of (A) the date on which the Company has amended, replaced or otherwise modified the Plan in accordance with the foregoing or (B) 60 calendar days thereafter; provided that, if the Company is diligently pursuing such amendment, replacement or modification, the Amendment Period shall be extended beyond such 60-day period for such longer period as may be reasonably necessary to complete such action. If the Company fails to amend, replace or otherwise modify the Plan in accordance with the foregoing before the expiration of the Amendment Period, any such Default or breach shall cease to be tolled and shall resume and thereafter be subject to the applicable cure periods and other provisions of this Agreement.

(h) The Company shall use its reasonable best efforts to cause to be submitted for approval by the Company’s shareholders at the next annual or special meeting of shareholders of the Company an amendment to the Company’s Certificate of Incorporation that would prohibit a Restricted Entity from owning Equity Securities representing 10% or more of the outstanding Common Stock of the Company in form and substance reasonably acceptable to the DOW.

(i) The Company shall cooperate in good faith with the DOW in connection with any Restricted Entity Event and the implementation of this Section 6 and shall take such other actions in connection therewith as may be reasonably requested by the DOW and that are not inconsistent with applicable law or the fiduciary duties of the Board. The Company shall (and shall cause its subsidiaries to) not take any action designed to circumvent the purposes of this Section 6.

(j) Notwithstanding anything to the contrary in this Agreement, there shall be no cure period for any Restricted Entity Event arising from any voluntary act, material contract, license, debt incurrence, direct issuance or board appointment executed or approved by the Company or any of its Subsidiaries. In the event of any breach or default by the Company of any of its obligations under Section 6(b)(i) or Section 6(b)(ii), the Company shall have a period of 15 days following the earlier of (x) receipt of written notice from the DOW specifying in reasonable detail the nature of such breach or default or (y) the date on which the Company otherwise obtains Knowledge of such breach or default, during which the Company shall use its reasonable best efforts to cure such breach or default; provided, that (i) the Company provides written notice to the DOW within two (2) Business Days after acquiring such Knowledge and (ii) during such period, the Company shall not grant any governance, board, information or commercial rights to such Restricted Entity. The Company shall provide notice of any such breach or default to the DOW as promptly as practicable (which shall be no more than five calendar days after becoming aware of such breach or default). No Breach Event or Event of Default under this Section 6 shall be deemed to have occurred for purposes of this Agreement if such breach or default is cured to the reasonable satisfaction of the DOW within such 15-day period.

(k) For purposes of this Section 6, “Knowledge of the Company” (and correlative terms such as “Knowledge” and “knowingly”) means the actual knowledge of the executive officers of the Company, in each case after due inquiry of (i) the Beneficial Ownership Reports publicly available on the SEC’s EDGAR filing system and, to the extent applicable, any comparable non-U.S. reporting system and (ii) to the extent otherwise actually received by the Company, any NOBO reports or other stock surveillance or shareholder identification reports.

7. Right of First Offer (Securities); Preemptive Rights.

(a) Except as set forth on Schedule IV, for so long as the DOW Investors continue to satisfy the Minimum Ownership Condition, the Company shall, prior to the issuance or sale of any New Securities, first offer to the DOW Investors the right to purchase all or any portion of such New Securities by delivering written notice of the proposed issuance at least 60 days prior to the proposed issuance date (the “Offer Notice”), which Offer Notice shall set forth the amount and type of New Securities, the proposed price (or the method of determining the price) and the other material terms and conditions of the proposed issuance.

(b) Except as set forth on Schedule IV, In addition to, and without limiting, the right of first offer set forth in Section 7(a), for so long as the DOW Investors continue to satisfy the Minimum Ownership Condition, if the Company issues or sells, or authorizes the issuance or sale of, any New Securities, the Company shall offer to the DOW Investors, within 60 days prior to such issuance, the right to purchase up to their Percentage Interest of such New Securities, in each case determined before giving effect to the issuance of such New Securities, so as to enable the DOW Investors to maintain their Percentage Interest following such issuance.

(c) The DOW Investors may exercise such right of first offer or preemptive rights, as applicable, in whole or in part, by delivering written notice of exercise to the Company prior to the proposed issuance date; provided that if the exercise of such right by the DOW Investors would cause the DOW Investors to exceed 19.9% (the “Issuance Limitation”) of the voting power of the Company, the Company shall take the actions described in Section 7(d) to enable the DOW Investors to complete the purchase of the New Securities.

(d) The date on which the Issuance Limitation would be exceeded shall be deemed the “Vote Threshold Date.” If the governing NASDAQ rules require stockholder approval of the sale of New Securities to the DOW Investors, the Company shall, within 60 days of the Vote Threshold Date, use commercially reasonable efforts to obtain the approval of the Company’s stockholders to issue Equity Securities in excess of the Issuance Limitation in accordance with the requirements of NASDAQ or applicable Law.

(e) Each DOW Investor shall be entitled to purchase New Securities pursuant to this Section 7 at the same price and under the same conditions as such New Securities are offered and sold to other purchasers. Each DOW Investor participating in such purchase shall also be obligated to execute agreements in the form presented to such holder by the Company, so long as such agreements (including any representations or warranties contained therein) are substantially similar to those to be or previously executed by other purchasers of New Securities; provided that the Company shall represent that such agreements are substantially the same after giving effect to side letters, if any. The purchase price for all New Securities offered to each DOW Investor shall be payable in cash by wire transfer of immediately available funds to an account designated by the Company.

8. Offtake; Right of First Negotiation.

(a) In connection with any purchase, acquisition or exclusive offtake of any Product(s) produced or derived by, associated with, attributable to or otherwise regarding the Company or any of its Subsidiaries or otherwise in connection with, or as a result of, the Project (“Project Products”), the DOW Investors (or any Qualified Governmental Authority designated by the DOW) shall have an exclusive right of first negotiation for ninety (90) days following written notice from the Company (or such shorter time period as the parties agree in their sole discretion) (the “Negotiation Period”) to negotiate for the purchase, acquisition or exclusive offtake of such Product(s) (each agreement as a result of such negotiations, a “Product Contract”). If the DOW Investors elect to exercise such right, the Company and the DOW Investors shall undertake such negotiations in good faith and on commercially reasonable, arm’s-length terms, including pricing terms substantially consistent with then-prevailing market conditions; provided that the Company may continue marketing efforts and discussions with potential alternative customers during the Negotiation Period, so long as neither the Company nor any of its Subsidiaries enters into any binding agreement with respect to such Product(s) during the Negotiation Period without the prior written consent of the DOW Investors. Unless otherwise agreed by the Company and the DOW Investors, if the Company and the DOW Investors have not executed a Product Contract within the Negotiation Period, the Company and its Subsidiaries may pursue and enter into agreements with alternative customers for such Product(s) upon written notice to the DOW Investors; provided that the Company may not offer or sell such Product(s) on terms materially more favorable to a third-party purchaser (including a lower purchase price, longer payment terms or looser delivery obligations) than those last proposed to or by the DOW Investors, without first re-offering such terms to the DOW Investors.

(b) If the DOW Investors elect not to enter into a Product Contract for any Project Product(s) during the Negotiation Period, the Company shall satisfy rated orders to the extent required under 15 C.F.R. Part 700 and shall allocate and sell all remaining Project Product volumes according to the following mandatory order of priority:

(i) first, to the United States Defense Primes;

(ii) second, to the extent Products are not sold pursuant to clause (i), to suppliers of the Defense Industrial Base;

(iii) third, to the extent Products are not sold pursuant to clauses (i) or (ii), to U.S. Businesses;

(iv) fourth, to the extent such Product is not sold pursuant to clauses (i) through (iii), to U.S. Allies; then

(v) fifth, to any other Person that is not a Restricted Entity;

(vi) For the avoidance of doubt, this Section 8(b) shall not preclude the Company to sell to any non-Restricted Entity so long as it has capacity to satisfy its obligations under this Section 8(b).

(c) The Company shall not offer or sell Project Product(s) to a lower-priority tier unless (i) no higher-priority requester has submitted a purchase request within 30 days of capacity availability; or (ii) a higher-priority requester has submitted an offer, and a lower-priority requester subsequently offers superior commercial terms. In such event, the Company shall provide written notice of such superior terms to the higher-priority requester (with a contemporaneous copy to the DOW Investors) and such higher-priority requester (or the DOW Investors on behalf of an eligible defense contractor) shall have 10 Business Days following receipt of such notice to match such terms prior to the Company executing a sale to the lower-priority requester.

(d) Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries may not, directly or indirectly, offer or sell such Project Product(s) to a Restricted Entity.

(e) For the avoidance of doubt, the Emergency Allocation Rights (as defined below) set forth in Section 10 are in addition to, and not in limitation of, the DOW Investors’ rights under this Section 8. In the event of any conflict between this Section 8 and Section 10, Section 10 shall control.

(f) Defined Terms. As used in this Section 8, the following terms have the meanings set forth below:

(i) “United States Defense Primes” means any entity that is a prime contractor holding an active facility security clearance and one or more active prime contracts with the U.S. Department of War, U.S. Department of Defense, or any military department thereof, for the development, production or sustainment of major defense systems, armaments, aerospace platforms, naval vessels or critical munitions, and any other entity reasonably and in good faith designated or agreed to by the DOW from time to time.

(ii) “Defense Industrial Base” means the U.S. Department of War / Department of Defense, government-owned and contractor-owned facilities, and private-sector industrial facilities, suppliers and subcontractors (at any tier), and any other entity reasonably and in good faith designated or agreed to by the DOW from time to time, that provide goods, raw materials, components, research or services to the U.S. Government or defense prime contractors directly supporting national security and military readiness requirements.

(iii) “U.S. Businesses” means any corporation, partnership, limited liability company or other business entity organized under the laws of the United States, any state thereof or the District of Columbia, that has its principal place of business in the United States and is not a foreign person as defined in 31 CFR §800.224 and is not controlled by a Restricted Entity.

(iv) “U.S. Allies” means the governments of, and commercial entities organized under the laws of and headquartered in, (i) the member states of the North Atlantic Treaty Organization, (ii) Australia, New Zealand, Japan, the Republic of Korea and Israel, (iii) any other country designated as a Major Non-NATO Ally under 22 U.S.C. § 2321k or included within the National Technology and Industrial Base under 10 U.S.C. § 4801 and (iv) any other country the Assistant Secretary of War for Industrial Base Policy (or successor authority) may lawfully designate in writing for specified transactions.

9. Investment Security and Sanctions Compliance. Without the prior written consent of the DOW Investors, the Company shall not accept any investment, whether direct or indirect, including the sale of any equity or debt securities, in the Company from (a) any Restricted Entity, if such investment would result in the Restricted Entity holding any equity or any rights related to any equity in the Company, or (b) any foreign person, as defined in 31 CFR §800.224, if such investment would result in the foreign person holding any of the powers or rights identified in 31 C.F.R. § 800.208(a)/211(b) or constitute a covered transaction, as defined in 31 C.F.R. § 800.213. For purposes of this Section 9, the Company shall not be deemed to have accepted an investment solely as a result of any acquisition of any equity or debt securities of the Company by any Person in open-market transactions or other transactions not involving the issuance or sale of any equity or debt securities by the Company.

10. Emergency Allocation Rights. Notwithstanding anything to the contrary in this Agreement, upon issuance of an Activation Notice by the DOW Investors, the Company shall allocate and make available to the DOW Investors, or to such other recipient as the DOW Investors may designate in writing, on commercially reasonable, arm’s-length terms, including pricing terms substantially consistent with then-prevailing market conditions, up to one hundred percent (100%) of production capacity of the Projects (which shall include any inventory associated with the applicable Project wherever located), and, to the extent reasonably necessary to satisfy such requirement, the corresponding production, processing, storage, loading, transportation coordination, inventory management, and delivery capacity associated with the applicable Projects (collectively, the “Emergency Allocation Right”). No prior course of dealing, delay, or failure to exercise any right under this Agreement shall constitute a waiver of the DOW Investors’ rights with respect to the Emergency Allocation Right.

(a) Activation Standard. The DOW Investors may issue an Activation Notice whenever an Authorized Government Official determines in writing that the Project Products are required to support national defense, war, armed conflict, military contingency operations, industrial mobilization, emergency preparedness, or response to a national emergency, and that exercise of the Emergency Allocation Right is necessary or advisable to ensure timely availability of such Project Products. Such determination and any resulting Activation Notice: (1) shall be conclusive and binding on the Company and shall not be subject to review, challenge, or arbitration in any forum whatsoever; and (2) shall not require (i) a formal declaration of war; (ii) a specific Authorization for Use of Military Force; (iii) a declaration under the National Emergencies Act; or (iv) the prior issuance of a rated order, directive allocation, purchase order, or other implementing instrument under the Defense Priorities and Allocations System or otherwise.

(b) Activation Notice. Each Activation Notice shall: (1) identify the Project Products, affected facilities, production streams, or the production capacity of the Projects subject to activation; (2) specify the effective date and, if known, anticipated duration of activation; (3) specify the allocation percentage required, which may be up to one hundred percent (100%) of the production capacity of the Projects; (4) identify the designated recipient; (5) include any then-available delivery, lifting, logistics, packaging, transportation, or scheduling instructions; and (6) identify the Authorized Government Official issuing or approving the Activation Notice. An Activation Notice may be delivered by electronic mail or other agreed written means and shall be effective upon receipt unless a later effective time is stated therein.

(c) Effect of Activation. Upon the effective date of an Activation Notice: (1) the DOW Investors’ rights under this Section 10 shall supersede the Company’s obligations to third-party customers with respect to the affected the production capacity of the Projects, except to the extent prohibited by applicable law, provided that the Company shall use best efforts to obtain any exemption, license, or waiver required to eliminate such prohibition and shall promptly notify the DOW Investors of any such prohibition and the actions being taken to remove it; (2) the Company shall cease entering into new commitments that would conflict with the Activated Volumes; (3) the Company shall take all actions reasonably necessary to redirect, defer, unwind, cancel, swap, or reassign previously committed volumes so as to maximize delivery to the DOW Investors or its designee(s); (4) the Company shall prioritize performance for the DOW Investors in all production, storage, handling, and logistics scheduling; (5) the Company shall not assert that conflicting commercial commitments excuse performance to the extent such commitments were entered into contrary to this Section 10; and (6) the Company shall provide an initial response acknowledging the Activation Notice within 24 hours and a preliminary implementation plan within 3 Business Days. The Company’s obligations under this Section 10 shall not be conditioned upon, or delayed by, the Company’s acknowledgment or provision of an implementation plan.

(d) Third-Party Contracting Covenant. The Company shall not enter into any sale, reservation, tolling, transport, storage, marketing, hedging, forward sale, exclusivity, take-or-pay, financing, or similar arrangement that would materially impair the DOW Investors’ rights under this Section 10. The Company shall include in material third-party contracts commercially reasonable provisions permitting diversion, cancellation, deferral, reassignment, or other accommodation necessary to honor the DOW Investors’ rights under this Section 10. The Company shall provide the DOW Investors with prior written notice, and copies, of any third-party contract reasonably expected to involve delivery, reservation, or sale of more than 10% of annual the production capacity of the Projects or a term in excess of 12 months, and shall not enter into any such contract without the DOW Investors’ prior written consent, not to be unreasonably withheld. As between the DOW Investors and the Company, any third-party commitment entered into in violation of this subsection shall be subordinate to the DOW Investors’ rights under this Section 10.

(e) Successors. The Company shall cause any successor, transferee, or acquirer of the applicable Project or any material portion thereof to assume this Section 10 in writing as a condition to such transaction.

(f) Implementation Instruments. The DOW Investors may implement this Section 10 through one or more Activation Notices, delivery instructions, lifting schedules, purchase orders, rated orders, directive allocations, or other lawful implementing instruments, but no such instrument shall be required as a condition precedent to the validity of an Activation Notice or the existence of the Company’s obligations under this Section 10.

(g) DPAS and Priority Cooperation. If the DOW Investors or another authorized Government Authority issues a rated order, directive allocation, or other lawful priority instrument in connection with this Section 10, the Company shall comply with all applicable requirements associated with such instrument and shall, to the extent applicable, flow down priority ratings and related obligations to lower-tier suppliers. The Company shall reasonably cooperate in seeking priority assistance and in providing supply-chain information necessary to support priority execution.

(h) Breakage Costs. The DOW Investors shall reimburse the Company only for documented, reasonable, direct out-of-pocket costs unavoidably incurred to cancel, unwind, or redirect third-party commitments directly resulting from an Activation Notice (“Breakage Costs”). Breakage Costs expressly exclude lost profits, opportunity costs, facility downtime, indirect damages, and internal overhead. The Company shall submit any itemized, substantiated claim for Breakage Costs within 60 days of incurring the relevant cost, subject to the DOW Investors’ verification and audit rights; any claim not timely submitted is waived. Unless otherwise agreed in writing by an Authorized Government Official, reimbursable Breakage Costs shall not exceed $250,000 for any single item or $2,500,000 in the aggregate per Activation Notice. Notwithstanding anything herein to the contrary, all reimbursement obligations under this Section are subject to the availability of appropriated funds pursuant to 31 U.S.C. 1341, and nothing herein creates any obligation in advance or in excess of available appropriations.

(i) Reporting; Visibility; Audit. Upon issuance of an Activation Notice and for so long as it remains in effect, the Company shall provide the DOW Investors with prompt access to reasonably requested production reports, inventory status, delivery schedules, logistics constraints, affected third-party commitments, and other information reasonably necessary to verify and implement the Company’s obligations under this Section 10. The DOW Investors may audit compliance with this Section 10 upon reasonable notice, provided that such audit is conducted so as not to unreasonably interfere with operations.

(j) Product Specifications and Acceptance. The Company shall satisfy Activated Volumes using Project Products that conform to the specifications otherwise applicable to the production capacity of the Projects, subject to any different specifications or prioritization directions set forth in the Activation Notice. The Company shall not satisfy its obligations under this Section 10 by tendering nonconforming product unless the DOW Investors expressly agrees in writing.

(k) Force Majeure. No force majeure event shall excuse the Company’s failure to comply with this Section 10 to the extent such failure results from conflicting commercial commitments, inadequate contractual protections in third-party agreements entered into after the date of hereof, or the Company’s failure to maintain commercially reasonable arrangements consistent with this Section 10. Any otherwise applicable force majeure claim shall be promptly documented and shall not relieve the Company of the obligation to allocate all non-affected capacity and volumes in accordance with this Section 10.

(l) Specific Performance. The DOW Investors and the Company acknowledge that a breach of this Section 10 would cause irreparable harm for which monetary damages alone would be inadequate. The DOW Investors shall therefore be entitled to specific performance, injunctive relief, and other equitable remedies, in addition to any other remedies available at law or in equity, without the necessity of posting bond except to the extent required by non-waivable law.

(m) Defined Terms. As used in this Section 10, the following terms have the meanings set forth below:

(i) “Activated Volumes” means that portion of production capacity of the Projects and/or existing inventory designated by the DOW Investors in an Activation Notice to be delivered to the DOW Investors or its designated recipient(s), up to one hundred percent (100%) of total production capacity of the Projects.

(ii) “Activation Notice” means a written notice issued by the DOW Investors (or by an Authorized Government Official on its behalf) pursuant to subsection (a) exercising the Emergency Allocation Right.

(iii) “Authorized Government Official” means the Secretary of War, the Deputy Secretary of War, the Assistant Secretary of War (Industrial Base Policy), the Director of the DLA, or any military or civilian official formally delegated written authority to execute defense production, DPAS allocation, or emergency acquisition directives.

(iv) “Contract Year” means each twelve (12) month period commencing on January 1 and ending on December 31; provided that the first Contract Year shall commence on the date hereof.

(v) “DLA” means the Defense Logistics Agency of DOW.

11. Information Rights. For so long as the DOW Investors continue to satisfy the Minimum Ownership Condition, in addition to all other information required to be delivered, furnished or provided to stockholders of a Delaware corporation under the DGCL, the Company shall provide the DOW Investors: (a) quarterly and annual financial statements of the Company when and if prepared by the Company (which obligation shall be deemed satisfied to the extent that such financial statements are filed by the Company with the SEC via the EDGAR system within the time periods required by the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including any applicable extensions under Rule 12b-25); (b) financial projections (if prepared by the Company), (c) periodic board reports if and when such reports are being shared with the Board of Directors; and (d) upon DOW’s reasonable written request (but not more than once per month), information relating to the status and developments regarding the Project or any other information that is readily available (collectively, “Information”). Any DOW Investor may deliver written notice (a “DOW Opt-Out Notice”) to the Company requesting that such DOW Investor not receive any Information; provided, however, that such DOW Investor may later revoke any such DOW Opt-Out Notice in writing. Following receipt of a DOW Opt-Out Notice from a DOW Investor (unless subsequently revoked), the Company shall not deliver any Information to such DOW Investor pursuant to this Section 11.

12. Inspection Rights. For so long as the DOW Investors continue to satisfy the Minimum Ownership Condition, the DOW Investors shall have the right to visit and inspect any of the properties of the Company or any of its Subsidiaries related to the Projects, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries related to the Projects with its officers, and to review such information as is reasonably requested, in each case, at such reasonable times and at a frequency to be agreed to by the Company and the DOW Investors (not to exceed once per month); provided that after Completion, the DOW Investors shall have the right to visit and inspect any of the properties of the Company no more than once per fiscal quarter. Such inspection rights shall, subject to Section 17 herein, additionally extend to any operating company, subsidiary, joint venture, or special-purpose vehicle in which the DOW Investor’s equity has been invested, including standalone financial statements, if available, cash flow reports, and material contracts relating to the Projects.

13. Termination. This Agreement shall terminate automatically upon the earliest to occur of (a) the DOW Investors ceasing to hold any Preferred Stock, Common Stock or Warrants and (b) the written mutual agreement of all of the parties hereto.

14. No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement shall be deemed to create a fiduciary duty of any DOW Investors or any of its Affiliates to the Company or its equityholders.

15. No Conflicting Agreements. Each DOW Investor represents that it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no DOW Investor shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

16. Corporate Opportunity. To the fullest extent permitted by applicable Law, (a) the DOW Investors, their representatives and their Affiliates shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account, or in partnership with, or as a director, officer, employee or stockholder of, any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (b) the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to the DOW Investors, even if the opportunity is one that the Company or any of its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and none of the Company or any of its Subsidiaries shall have any rights in and to such business opportunity or the income or profits derived therefrom, (c) each of the DOW Investors, their representatives and their Affiliates may independently do business with any potential or actual customer or supplier of the Company or any of its Subsidiaries and (d) the DOW Investors, their representatives and their Affiliates shall not (i) have any duty to communicate or offer such business opportunity to the Company or any of its Subsidiaries or (ii) be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty (contractual or otherwise), as a director or officer or otherwise, by reason of the fact that DOW Investors, their representatives and their Affiliates pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries.

17. Confidentiality

(a) Each party hereto agrees that it shall, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents and other representatives (“Representatives”) to, keep confidential and not disclose to any other Person, without the prior written consent of the other parties hereto, the existence of, terms of, or transactions contemplated by, this Agreement or the Investment Agreement (including the Warrants) and any information prepared or provided in connection with this Agreement or the transactions contemplated hereby (collectively, “Confidential Information”), except (i) as required by applicable Law or NASDAQ rule (provided that the disclosing party shall, to the extent legally permissible, provide the other parties hereto with prompt written notice of such disclosure to allow the other parties to seek a protective order or other appropriate remedy), (ii) in connection with any action, claim, demand, charge, complaint, audit, investigation, arbitration, inquiry, litigation, suit, or other proceeding by or before any Governmental Authority (each, a “Proceeding”) arising under this Agreement or any other agreement or transaction contemplated hereby, and (iii) with respect to the DOW Investors only, in their sole discretion after reasonable prior consultation with the Company.

(b) The parties hereto understand that the DOW Investors are subject to the U.S. Freedom of Information Act (“FOIA”), 5 U.S.C. § 551 et seq., and are required to disclose records requested by the public unless the records are exempt from disclosure under FOIA. If any DOW Investor receives requests from the public for disclosure of any Confidential Information, it will, consistent with the regulations of 32 C.F.R. § 286.10, notify the Company and will reasonably consider any request from the Company to withhold the Confidential Information from disclosure under any applicable exemptions in the FOIA, in accordance with relevant agency procedures. If any DOW Investor determines that an exemption applies, it will withhold the Confidential Information from disclosure unless ordered by a federal court to disclose the Confidential Information. If any DOW Investor determines that no exemption applies, such DOW Investor shall (i) use commercially reasonable efforts to provide the Company with prior written notice of any information that it intends to disclose, to the extent permitted by applicable Law, and (ii) limit its disclosure to the maximum extent permitted by applicable Law. The provisions of this Section 17(b) shall survive the expiration or any termination of this Agreement.

(c) The provisions in this Section 17 are consistent with and do not supersede, conflict with, or otherwise alter the employee obligations, rights or liabilities created by existing statute or Executive Order of the President of the United States (“Executive Order”) relating to (i) classified information, (ii) communications to Congress, (iii) the reporting to an Inspector General or the Office of Special Counsel of a violation of any Law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (iv) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions and liabilities created by controlling Executive Orders and statutory provisions are incorporated into this Agreement and are controlling. Further, this Agreement does not bar disclosures to Congress, or to an authorized official of an executive agency or the Department of Justice, that are essential to reporting a substantial violation of Law.

18. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by the Company and the DOW Investors.

19. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable Law.

20. Entire Agreement. This Agreement, together with the Certificate of Designations, the Investment Agreement, the Warrants and the Registration Rights Agreement, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

21. Successors and Assigns. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the DOW Investors, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee. The DOW Investors may not assign their respective rights or delegate their obligations under this Agreement without the prior written consent of the other parties; provided, however, subject to applicable Law, the DOW Investors may assign all or a portion of their rights, or delegate all or a portion of its obligations, under this Agreement to one or more Qualified Governmental Authority, without the prior written consent of the Company; provided, further, however, that no such assignment shall release the DOW Investors from any of their respective obligations hereunder.

22. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile or electronic signatures may be used in place of original signatures on this Agreement. The parties to this Agreement intend to be bound by the signatures on any facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile or electronic signature.

23. Remedies. Subject to Section 3(e) hereof, the Company acknowledges that the rights of any DOW Investor under this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Company, money damages may be inadequate and such DOW Investor would have no adequate remedy at Law. Subject to Section 3(e) hereof, each DOW Investor shall be entitled to seek (and the other party shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at Law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at Law or in equity.

24. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when delivered by e-mail to the e-mail addresses set forth below, in each case marked to the attention of the individual (by name or title) designated below (or to such e-mail address as a party may designate by notice to the other party):

if to the DOW Investors:

United States Department of War
Address:	1000 Defense Pentagon,
Washington, DC 20301-1000
Attention:	Office of the Deputy Assistant Secretary of War (Industrial Base Resilience)
E-mail:	[*]

if to the Company:

The Elmet Group Co.
Address:	280 Fore Street, Suite 301
Portland, Maine 04101
Attention:	Office of General Counsel
E-mail:	[*]

with a simultaneous copy (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
Address:	One Bryant Park
Bank of America Tower
New York, New York 10036-6745
Attention:	[*]
E-mail:	[*]

25. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal Law of the United States (“Federal Law”). To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the Law of the State of New York (without giving effect to its conflict of laws principles) shall be adopted as the governing rule of decision.

26. Jurisdiction Involving Non-Government Entities. By execution and delivery of this Agreement, the Company irrevocably and unconditionally:

(a) submits for itself and its property in any Proceeding against it arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the Southern District of New York, (ii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found, and (iii) appellate courts from any of the foregoing;

(b) consents that any such Proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any Proceeding, that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c) agrees that, subject to any and all rights of appeal provided by applicable Law, judgment against it in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment or otherwise as provided by applicable Law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of such party’s obligation.

27. Jurisdiction Involving Governmental Entities. By execution and delivery of this Agreement, the DOW Investors, to the maximum extent permitted by applicable Law, irrevocably and unconditionally acknowledges that this Agreement is an express contract within the meaning of 28 U.S.C. § 1491(a), and each submits for itself in any claim arising from, related to, or in connection with this Agreement to the jurisdiction of (a) the U.S. Court of Federal Claims; (b) any other federal court or tribunal of competent jurisdiction; and (c) appellate courts from any of the foregoing.

28. WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

29. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

30. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the day and year first above written.

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
	Name:	Peter V. Anania
	Title:	Chief Executive Officer and Chairman

UNITED STATES DEPARTMENT OF WAR

By:	/s/ Michael Duffey
	Name:	HON Michael Duffey
	Title:	Undersecretary of War for Acquisition & Sustainment

APPENDIX I

Completion

“Completion” occurs when the milestones set forth below with respect to each Project are satisfied:

1)	Named MAC and Other DOW Projects Supporting Capacity and Qualifications: Upon the DOW’s determination that the capital equipment, facilities, systems, technology, or manufacturing capabilities contemplated by the approved capital plan have been installed, commissioned, acquired, or otherwise implemented to a degree sufficient to enable the Company to utilize such capabilities in commercial operations.

2)	Defined Company Infrastructure Projects: Upon substantial completion (or, with respect to software and modernization projects, implementation) of the infrastructure improvements described in the applicable approved capital plan and the placement of such improvements into service, as determined by the DOW.

3)	Expedited Upgrade and Restart of the Springer / Blue Moon APT Plant and Tungsten Mine in Nevada: Upon the DOW’s good faith determination that the APT facility is ready for commercial operation, and upon the Company securing long-term concentrate supply agreements with the Blue Moon Nevada facility.

4)	[**]

5)	Transaction Fees and Working Capital: Upon payment of the transaction fees and deployment of the working capital funds for the purposes contemplated by the approved capital plan for each Project, in each case, as determined by the DOW.

APPENDIX II

APPENDIX III

Permitted Activities

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In connection with the transactions described in Annex I, paragraph 3 and further described in Schedule 4.06 of the Investment Agreement, following the Initial Closing Date, the Company plans to (i) purchase new equity securities in Blue Moon Metals Inc. (“Blue Moon”) for an aggregate purchase price of approximately $25,000,000, (ii) advance Blue Moon (or its subsidiary) $50,000,000 as a prepayment for tungsten concentrate to be mined at Blue Moon’s Nevada facility, and (iii) invest $75,000,000 in a joint venture between the Company, Blue Moon (or its subsidiary), and EQ Resources Limited (of which the Company will own a majority stake) (the “APT Joint Venture”) to re-establish, operate, and maintain an ammonium paratungstate plant at Blue Moon’s Nevada site.

APPENDIX IV

Strategic Transactions

See Appendix III.

SCHEDULE I

Permitted Indebtedness

SCHEDULE II

Joint Ventures

SCHEDULE III

Disqualified Holders

SCHEDULE IV

Right of First Offer (Securities); Preemptive Rights

1.	[**]